UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (November 28, 2016) November 30, 2016

KEY ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-08038	04-2648081
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 1800

Houston, Texas 77010

(Address of principal executive offices and Zip Code)

713-651-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2016, the board of directors (the “Board”) of Key Energy Services, Inc. (the “Company”) approved the appointment of David Brunnert to the position of the Company’s Senior Vice President and Chief Operating Officer effective as of November 30, 2016.

Mr. Brunnert, age 49, was previously employed by Frank’s International N.V. as its Sr. Vice President, Western Hemisphere from July 2015 to September 2016. Frank’s International N.V. is engaged in tubular and oil and gas services worldwide. Prior to that, he served as the Chief Operating Officer for Express Energy Services from June 2013 to December 2014. Express Energy Services is a leading oilfield services company specializing in well construction and well testing services. From May 2009 until May 2013, Mr. Brunnert served as the Vice President- Drilling Tools and Intervention Services for Weatherford International, an international oil and natural gas service company. Mr. Brunnert has no family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Brunnert is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company provided Mr. Brunnert with an offer letter that set forth his eligibility to receive a base salary of $350,000 per year (pro-rated for the remainder of the 2016 year) and an annual cash incentive bonus at a target amount up to eighty percent (80%) of Mr. Brunnert’s base salary. Mr. Brunnert will be eligible to participate in the Company’s Management Incentive Plan (“MIP”), which will be implemented upon the Company’s emergence from bankruptcy. The Company will grant eligible MIP participant’s a number of shares in the newly emerged company based upon the enterprise value of the newly emerged company. Mr. Brunnert will be eligible to participate in the Company’s standard benefits programs, including medical, dental and vision insurance, the Company’s equity compensation plans and retirement plans.

The Company and Mr. Brunnert entered into a Change of Control Agreement (the “COC Agreement”) in connection with Mr. Brunnert’s appointment. The initial term of the COC Agreement is for the two year period following the effective date, but it will be extended for additional twelve (12) month periods if the Company does not take any action to modify, amend or terminate the agreement. In the event that Mr. Brunnert incurs an Involuntary Termination (defined below) within the one (1) year period following a Change of Control (defined below), and Mr. Brunnert signs a separation and release agreement in favor of the Company, he is eligible to receive: (i) a cash severance amount equal to his annual base salary; and (ii) if he timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will reimburse Mr. Brunnert for the difference between the COBRA premium and the monthly active-employee premium rate for him and his dependents for a period of twelve (12) months.

An “Involuntary Termination” is defined within the COC Agreement as a termination by the Company without Cause, or a termination by Mr. Brunnert due to a Change in Circumstances. “Cause” is generally defined as the gross negligence in the performance of Mr. Brunnert’s duties; (ii) willful and continued failure to perform his duties; or (iii) willful engagement in conduct which is materially injurious to the Company or its subsidiaries. A “Change in Circumstances” is generally defined as a material diminution in Mr. Brunnert’s base compensation or his duties or responsibilities, a required relocation of more than fifty (50) miles from his original location, or any other action by the Company that constitutes a material breach of the COC Agreement. A “Change of Control” will occur for purposes of the COC Agreement upon the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction or event involving the Company, which results in any party (other than Platinum Equity and its affiliates) owning more than fifty percent (50%) of the combined voting power of the Company or the surviving company of the transaction, or if applicable, the ultimate parent company that directly or indirectly has beneficial ownership of at least ninety-five percent (95%) of the Company’s or the surviving company’s voting securities; or the Company’s stockholders approve a plan of complete dissolution or liquidation of the Company. The definition of a Change of Control shall generally exclude any Chapter 11 proceeding except as otherwise approved in the Company’s reorganization plan.

The foregoing description of the COC Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the COC Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Change of Control Agreement by and between Key Energy Services, Inc. and David Brunnert, dated as of November 30, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Key Energy Services, Inc.

Date: November 30, 2016	By: /s/ Katherine I. Hargis
Katherine I. Hargis
Vice President, Chief Legal Officer & Secretary